EXHIBIT 99.1

HOME FEDERAL BANCORP, INC. OF LOUISIANA ANNOUNCES
COMMENCEMENT OF SYNDICATED COMMUNITY OFFERING

Shreveport, La., Dec. 7, 2010 — Home Federal Bancorp, Inc. of Louisiana, a federal corporation (the “Company”) (OTC Bulletin Board: HFBL), the holding company for Home Federal Bank, today announced that, in connection with the reorganization of Home Federal Bank from the mid-tier mutual holding company structure to the stock holding company structure and “second-step” stock offering of shares of common stock of a new holding company for Home Federal Bank, the new holding company has commenced a syndicated community offering to complete the sale of shares in the second step offering.  The shares are being sold at a purchase price of $10.00 per share.

Stifel, Nicolaus & Company, Incorporated is acting as sole book-running manager for the syndicated community offering.  The syndicated community offering will be conducted on a best efforts basis and none of the members of the syndicate group are required to purchase any shares in the offering.

The completion of the conversion and offering is subject to, among other things, selling a minimum of 1,593,750 shares in the offering, the receipt of all necessary final regulatory approvals and approval by the members of Home Federal Mutual Holding Company of Louisiana and the shareholders of the Company at separate meetings to be held on December 15, 2010.

Home Federal Bancorp, Inc. of Louisiana is the "mid-tier" holding company for Home Federal Bank, a federally-chartered, FDIC-insured savings association headquartered in Shreveport, Louisiana.  Home Federal Bank operates from its main office, two branch offices and one agency office in Shreveport, Louisiana.  The Company's website is http://www.hfbla.com/.

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, difficulties in selling the common stock or in selling the common stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Home Federal Bancorp and Home Federal Bank are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission (“SEC”).  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer will be made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription offering, an accompanying stock order form).

The shares of common stock of Home Federal Bancorp, Inc. of Louisiana are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

CONTACT:	Home Federal Bancorp, Inc. of Louisiana
Daniel R. Herndon, President and Chief Executive Officer
James R. Barlow, Executive Vice President and
Chief Operating Officer
(318) 222-1145